UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 23, 2012

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in its Current Report on Form 8-K dated October 26, 2011, Excel Trust, Inc. (the “Company”), through its operating partnership subsidiary, Excel Trust, L.P. (the “Operating Partnership”), entered into a purchase agreement with an unrelated third party to acquire the Promenade Corporate Center, a 256,000 square foot commercial office property located in Scottsdale, Arizona, for approximately $56.0 million, excluding closing costs. As originally structured, the Company, at its option, could pay half of the purchase price, or $28.0 million, in shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), valued at 110% of the average closing price of the Common Stock for the five trading days immediately preceding the closing.

On January 23, 2012, the Company entered into an amendment to the purchase agreement (as so amended, the “Purchase Agreement”) by which the purchase price for the Promenade Corporate Center, which remained approximately $56.0 million, was modified as follows: (1) 75% of the purchase price, or $42.0 million, was payable in shares of Common Stock valued at $13.00 per share (for a total of 3,230,769 shares of Common Stock); and (2) approximately $14.0 million was payable in cash.

The Company consummated the acquisition of the Promenade Corporate Center on January 23, 2012 after entering into the amended Purchase Agreement. The Company issued the shares of Common Stock to the seller in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2012	Excel Trust, Inc.

	By:	/s/ James Y. Nakagawa
James Y. Nakagawa
Chief Financial Officer